Exhibit 10.45

HOMEBANC CORP.

2004 DIRECTOR COMPENSATION PLAN

HOMEBANC CORP.

2004 DIRECTOR COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE 1	PURPOSE	1

1.1	Purpose	1

1.2	Eligibility	1

ARTICLE 2	DEFINITIONS	1

2.1	Definitions	1

ARTICLE 3	ADMINISTRATION	3

3.1	Administration	3

3.2	Reliance	3

3.3	Indemnification	3

ARTICLE 4	SHARES	4

4.1	Source of Shares for the Plan	4

ARTICLE 5	CASH COMPENSATION	4

5.1	Base Annual Retainer	4

5.2	Supplemental Annual Retainer	4

5.3	Meeting Fees	5

5.4	Travel Expense Reimbursement	5

ARTICLE 6	EQUITY COMPENSATION	5

6.1	Restricted Stock Units	5

6.2	Vesting	6

6.3	Conversion to Common Stock	6

6.4	Restrictions on Transfer	6

6.5	Rights as Shareholder	6

6.6	Dividend Equivalents	6

6.7	Award Certificates	7

6.8	Adjustments	7

6.9	Tax Matters	7

ARTICLE 7	AMENDMENT, MODIFICATION AND TERMINATION	8

7.1	Amendment, Modification and Termination	8

ARTICLE 8	GENERAL PROVISIONS	8

8.1	Duration of the Plan	8

8.2	Expenses of the Plan	8

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HOMEBANC CORP.

2004 DIRECTOR COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1. PURPOSE. The purpose of the Plan is to attract, retain and compensate highly-qualified individuals who are not employees of HomeBanc Corp. or any of its subsidiaries or affiliates for service as members of the Board by providing them with competitive compensation and an ownership interest in the Common Stock of the Company. The Company intends that the Plan will benefit the Company and its shareholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Common Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s shareholders.

1.2. ELIGIBILITY. Non-Employee Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) “Base Annual Retainer” means the annual cash retainer (excluding meeting fees and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.1 hereof for service as a director of the Company (i.e., excluding any Supplemental Annual Retainer), as such amount may be changed from time to time.

(b) “Board” means the Board of Directors of the Company.

(c) “Committee” means the Compensation Committee of the Board.

(d) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(e) “Company” means HomeBanc Corp., a Georgia corporation.

(f) “Disability” means any illness or other physical or mental condition of a Non-Employee Director that renders him or her incapable of performing as a director of the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of Non-Employee Director’s condition.

(g) “Effective Date” of the Plan means the date on which the final (pricing) prospectus relating to the initial public offering of the Company’s Common stock is filed with the Securities Exchange Commission.

(h) “Eligible Participant” means any person who is a Non-Employee Director on the Effective Date or becomes a Non-Employee Director while this Plan is in effect; except that during any period a director is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such director shall not be an Eligible Participant.

(i) “Fair Market Value”, as of any date, means (i) if the Common Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such immediately preceding trading date; provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

(j) “LTIP” means the HomeBanc Corp. 2004 Long-Term Incentive Plan, or any subsequent equity compensation plan approved by the Board and designated as the LTIP for purposes of this Plan.

(k) “Non-Employee Director” means a director of the Company who is not an employee of the Company or any of its subsidiaries.

(l) “Plan” means the HomeBanc Corp. 2004 Director Compensation Plan, as amended from time to time.

(m) “Plan Year(s)” means the approximate twelve-month periods between annual meetings of the shareholders of the Company, which, for purposes of the Plan, are the periods for which annual retainers are earned.

(n) “Restricted Stock Unit” means the right to receive one share of Common Stock at a designated future date and after the applicable restrictions have expired. The terms of Restricted Stock Units granted under the Plan are described in Article 6 of the Plan.

(o) “Retirement” means retirement as a director of the Company in accordance with the provisions of the Company’s bylaws as in effect from time to time.

(p) “Supplemental Annual Retainer” means the annual retainer (excluding meeting fees and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.2 hereof for service as a chair of a committee or a member of the Audit Committee of the Board, as such amount may be changed from time to time.

ARTICLE 3

ADMINISTRATION

3.1. ADMINISTRATION. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its shareholders and persons granted awards under the Plan. The Committee may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Committee.

3.2. RELIANCE. In administering the Plan, the Committee may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Committee in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s certificate of incorporation or otherwise.

3.3. INDEMNIFICATION. Each person who is or has been a member of the Committee or who otherwise participates in the administration or operation of the Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Board, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification to which any such person may be entitled under the Company’s certificate of incorporation, bylaws, contract or Georgia law.

ARTICLE 4

SHARES

4.1. SOURCE OF SHARES FOR THE PLAN. The Restricted Stock Units and shares of Common Stock that may be issued pursuant to the Plan shall be issued under the LTIP, subject to all of the terms and conditions of the LTIP. The terms contained in the LTIP are incorporated into and made a part of this Plan with respect to Restricted Stock Units granted pursuant hereto and any such awards shall be governed by and construed in accordance with the LTIP. In the event of any actual or alleged conflict between the provisions of the LTIP and the provisions of this Plan, the provisions of the LTIP shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the equity awards described herein.

ARTICLE 5

CASH COMPENSATION

5.1. BASE ANNUAL RETAINER. Each Eligible Participant shall be paid a Base Annual Retainer for service as a director during each Plan Year, payable in approximately equal monthly installments. The amount of the Base Annual Retainer shall be established from time to time by the Board. Until changed by the Board, the Base Annual Retainer shall be $50,000 for a full Plan Year. Each person who first becomes an Eligible Participant on a date other than an annual meeting date shall be paid a retainer equal to the monthly installment of the Base Annual Retainer for each full calendar month served during such Plan Year. Payment of such prorated Base Annual Retainer shall begin on the later of (i) the Effective Date, or (ii) the date that the person first becomes an Eligible Participant. For example, if the Effective Date occurs on June 15, 2004, the $50,000 Base Annual Retainer for the first Plan Year with respect to Eligible Participants as of the Effective Date would be prorated on the basis of the number of full months between the Effective Date and the anticipated date of the 2005 annual meeting (i.e., nine months, assuming the 2005 annual meeting will occur in April 2005).

5.2. SUPPLEMENTAL ANNUAL RETAINER. Certain Eligible Participants shall be paid a Supplemental Annual Retainer for service as chair of a committee or a member of the Audit Committee of the Board during a Plan Year, payable monthly at the same times as installments of the Base Annual Retainer are paid. The amount of the Supplemental Annual Retainer shall be established from time to time by the Board. Until changed by the Board, the Supplemental Annual Retainer for a full Plan Year shall be as follows:

Chair of Audit Committee	to be determined
Chair of Compensation Committee	$10,000
Chair of Nominating/Governance Committee	$10,000
Member of Audit Committee	$5,000

A prorata Supplemental Annual Retainer will be paid to any Eligible Participant who becomes the chair of a committee or a member of the Audit Committee of the Board on a date other than the beginning of a Plan Year, based on the number of full calendar months served in such position during the Plan Year.

5.3. MEETING FEES. Each Eligible Participant shall be paid a fee for each meeting of the Board in which he or she participates. The amount of the fees shall be established from time to time by the Board. Until changed by the Board, the fee for attending a meeting of the full Board in person shall be $1,000. For purposes of this provision, casual or unscheduled conferences among directors shall not constitute an official meeting. No meeting fees shall be paid for attending or participating in committee meetings.

5.4. TRAVEL EXPENSE REIMBURSEMENT All Eligible Participants shall be reimbursed for reasonable travel expenses (including spouse’s expenses to attend events to which spouses are invited) in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer or Chair of the Board requests the Non-Employee Director to participate. If the travel expense is related to the reimbursement of commercial airfare, such reimbursement will cover first-class rates for domestic travel or business-class rates for international travel. If the travel expense is related to reimbursement of non-commercial air travel, such reimbursement shall not exceed the rate for comparable travel by means of commercial airlines.

ARTICLE 6

EQUITY COMPENSATION

6.1. RESTRICTED STOCK UNITS

(a) Initial Grant of Restricted Stock Units. Each Eligible Participant shall receive, on the later of the Effective Date of the Plan or the first date he or she becomes an Eligible Participant prior to the 2005 annual meeting of the Company’s shareholders, an award of Restricted Stock Units determined by dividing $25,000 by the Fair Market Value of one share of Common Stock as of such date, and rounding up to the nearest whole share. Such Restricted Stock Units shall be subject to the terms and restrictions described below in this Article 6, and are subject to share availability under the LTIP.

(b) Annual Grant of Restricted Stock Units. On the day following the 2005 annual meeting of the Company’s shareholders, and on the day following each subsequent annual meeting of the Company’s shareholders, each Eligible Participant in service on that date will receive an award of Restricted Stock Units determined by dividing $25,000 by the Fair Market Value of one share of Common Stock as of such date, and rounding up to the nearest whole share. Such Restricted Stock Units shall be subject to the terms and restrictions described below in this Article 6, and are subject to share availability under the LTIP.

6.2. VESTING. Restricted Stock Units granted to an Eligible Participant under the Plan shall be credited to a bookkeeping account on behalf of the participant and shall vest and become non-forfeitable pro rata monthly over the first twelve months following the date of grant; provided, however, that Restricted Stock Units shall become fully vested on the earliest of (i) the termination of the grantee’s service as a director of the Company due to his or her death, Disability, Retirement or failure to be re-nominated or re-elected to the Board, or (ii) the termination of the grantee’s service as a director of the Company without Cause within two years following a Change of Control, as such capitalized terms are defined in the LTIP (in any such case, the “Vesting Date”). If the grantee’s service as a director of the Company (whether or not in a Non-Employee Director capacity) terminates other than as described in clause (i) or (ii) of the foregoing sentence, then the grantee shall forfeit all of his or her right, title and interest in and to any unvested Restricted Stock Units as of the date of such termination from the Board and such Restricted Stock Units shall be reconveyed to the Company without further consideration or any act or action by the grantee.

6.3. CONVERSION TO COMMON STOCK. Restricted Stock Units shall be converted to actual shares of stock on the date that the participant ceases to serve as a director of the Company in any capacity (the “Conversion Date”). Stock certificates evidencing the conversion of Restricted Stock Units into shares of Common Stock shall be registered on the books of the Company in the Non-Employee Director’s name as of the Conversion Date and delivered to the Non-Employee Director as soon as practical thereafter.

6.4. RESTRICTIONS ON TRANSFER. Restricted Stock Units may not be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an affiliate, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company or an affiliate. Unvested Restricted Stock Units are not assignable or transferable. Vested Restricted Stock Units are not assignable or transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order; but the Committee may permit other transfers.

6.5. RIGHTS AS SHAREHOLDER. A Non-Employee Director shall not have voting or any other rights as a shareholder of the Company with respect to the Restricted Stock Units. Upon conversion of the Restricted Stock Units into shares of Common Stock, the Non-Employee Director will obtain full voting and other rights as a shareholder of the Company.

6.6. DIVIDEND EQUIVALENTS. If and when dividends or distributions are paid with respect to the Common Stock, Non-Employee Directors holding Restricted

Stock Units under this Plan shall be credited with additional Restricted Stock Units equal to the dollar amount or fair market value of such dividends or distributions paid with respect to that number of shares of Common Stock represented by his or her Restricted Stock Units immediately prior to such dividend or distribution. The number of additional Restricted Stock Units to be so credited shall be determined by dividing (i) the dollar amount or fair market value of such dividends or distributions, by (ii) the Fair Market Value of a share of Common Stock as of the payment date of such dividend or distribution. Any such additional Restricted Stock Units so credited shall be subject to the same forfeiture restrictions, restrictions on transferability, and deferral terms as apply to the Restricted Stock Units with respect to which they were granted.

6.7. AWARD CERTIFICATES. All awards of Restricted Stock Units shall be evidenced by a written Award Certificate between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan or the LTIP, as may be specified by the Committee.

6.8. ADJUSTMENTS The adjustment provisions of the LTIP shall apply with respect to awards of Restricted Stock Units granted pursuant to this Plan. Without limiting the foregoing, in the event a stock dividend is declared upon the Common Stock, the number of Restricted Stock Units to be granted in accordance with Section 6.1 hereof, and the shares of Common Stock underlying each outstanding Restricted Stock Unit, shall be increased proportionately. In the event the Common Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through reorganization, recapitalization, reclassification, share exchange, stock split-up, combination of shares, merger or consolidation, or otherwise, the number of Restricted Stock Units to be granted to Eligible Participants in accordance with Article 6 hereof shall be adjusted proportionately, and the awards of Restricted Stock granted pursuant to the Plan shall be adjusted as provided in the LTIP.

6.9. TAX MATTERS. Article 6 of the Plan is intended to be a nonqualified, unfunded plan of deferred compensation under the Internal Revenue Code of 1986, as amended. A participant shall have the status of a general unsecured creditor of the Company with respect to his or her right to receive Common Stock or other payment upon settlement of the Restricted Stock Units granted under the Plan. None of the benefits, payments, proceeds or distributions under Article 6 of the Plan shall be subject to the claim of any creditor of any participant or beneficiary, or to any legal process by any creditor of such participant or beneficiary, and none of them shall have any right to alienate, commute, anticipate or assign any of the benefits, payments, proceeds or distributions under Article 6 of the Plan except to the extent expressly provided herein to the contrary.

ARTICLE 7

AMENDMENT, MODIFICATION AND TERMINATION

7.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Common Stock is listed or traded, then such amendment shall be subject to shareholder approval; and provided further, that the Board may condition any other amendment or modification on the approval of shareholders of the Company for any reason.

ARTICLE 8

GENERAL PROVISIONS

8.1. DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Board.

8.2. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.